QuickLinks -- Click here to rapidly navigate through this document

OMB APPROVAL

OMB Number:	3235-0060
Expires:	May 31, 2003
Estimated average burden hours per response	1.25

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 10, 2001

Ask Jeeves, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26521	94-3334199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5858 Horton Ave, Suite 350 Emeryvile, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  510-985-7400

None
(Former name or former address, if changed since last report)

Item 5.  Other Events

    On September 10, 2001, Ask Jeeves, Inc. (the "Company") acquired Teoma Technologies, Inc. ("Teoma"), a privately-held corporation located in Piscataway, New Jersey. To effect the acquisition, Teoma was merged into a wholly owned subsidiary of the Company (the "Merger"). In exchange for all of the issued and outstanding capital stock of Teoma and in connection with the assumption of all outstanding options and warrants to acquire Teoma capital stock, the Company paid a total of $1,665,000 in cash and will issue (or reserve for issuance) an aggregate of 2,500,000 shares of Company common stock. Ten percent of the cash, or $166,500, and 10% of the shares and assumed options and warrants, or 250,000 shares of Company stock and Company options and warrants, will be held in escrow for one year and will be available to compensate the Company for certain damages arising out of any inaccuracy in or omission from any representation or warranty, or breach or default of any covenant or agreement, made by Teoma or its stockholders in the merger agreement and related agreements.

    In connection with the Merger, the Company granted the stockholders of Teoma certain registration rights. The shares issued or issuable are subject to certain lock-up restrictions, which will be released in equal quarterly installments over a one year period. However, notwithstanding the lock-up restrictions, during each trading day, Teoma stockholders are permitted to sell, in the aggregate, the greater of 25,000 shares of Company common stock or 10% of such trading day's trading volume. The Company also entered into non-competition agreements with a major Teoma investor and a key employee of Teoma.

Item 7.  Financial Statements and Exhibits.

Exhibit 2.1	Agreement and Plan of Merger and Reorganization dated as of September 10, 2001, by and among the Registrant, Answer Acquisition Corp. No. 2, Teoma Technologies, Inc, and solely with respect to Article X, Hawk Holdings, LLC as Stockholders' Agent and Chase Manhattan Bank, N.A., as Escrow Agent.
Exhibit 10.44	Registration Rights Agreement dated as of September 10, 2001

2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASK JEEVES, INC. (Registrant)
September 17, 2001 Date	/s/ A. GEORGE (SKIP) BATTLE A. George (Skip) Battle Chief Executive Officer

3

EXHIBIT INDEX

Exhibit Number	Document Description
2.1	Agreement and Plan of Merger and Reorganization dated as of September 10, 2001, by and among the Registrant, Answer Acquisition Corp. No. 2, Teoma Technologies, Inc, and solely with respect to Article X, Hawk Holdings, LLC as Stockholders' Agent and Chase Manhattan Bank, N.A., as Escrow Agent.
10.44	Registration Rights Agreement dated as of September 10, 2001

QuickLinks

  Item 5. Other Events
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX